EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements on Form S-8 (file no. 333-113151) and on Form S-3, as amended (file no. 333-129351) of Government Properties Trust, Inc., of our report dated April 21, 2006, with respect to the statement of revenue and certain expenses of the United States Immigration and Naturalization Services District Office — Harlingen, Texas included in this current report on Form 8-K/A.

/s/ Ernst & Young LLP

Chicago, Illinois
July 28, 2006